    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2000


                                                      REGISTRATION NO. 333-89773
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            COMMTOUCH SOFTWARE LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                ISRAEL                                  7389                              NOT APPLICABLE
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                                6 HAZORAN STREET
                      POLEG INDUSTRIAL PARK, P.O. BOX 8511
                             NETANYA 42504, ISRAEL
                               011-972-9-863-6888
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          C/O COMMTOUCH SOFTWARE INC.
                   JAMES E. COLLINS, CHIEF FINANCIAL OFFICER
                         3945 FREEDOM CIRCLE, SUITE 400
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 653-4358
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)

                                   COPIES TO:

       LIOR O. NUCHI               AARON M. LAMPERT              KEITH DOLLIVER           FRANCIS J. FEENEY, JR.
        DAWN L. JUDD             NOGA DEVESCERI SPIRA        MICROSOFT CORPORATION           DAVID M. BARBASH
     VENRICE R. PALMER         NASCHITZ, BRANDES & CO.         ONE MICROSOFT WAY       HUTCHINS, WHEELER & DITTMAR
   IRENE SONG SHARKANSKY            5 TUVAL STREET             REDMOND, WA 98052        A PROFESSIONAL CORPORATION
     MCCUTCHEN, DOYLE,          TEL AVIV 67897 ISRAEL                                       101 FEDERAL STREET
    BROWN & ENERSEN, LLP                                                               BOSTON, MASSACHUSETTS 02110
     3150 PORTER DRIVE
    PALO ALTO, CA 94304

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Company (the "Registrant") in connection with the offering of the securities being registered. All of the amounts are estimates except for the SEC registration fee, and the Nasdaq National Market filing fee.

SEC registration fee........................................  $ 21,695
Nasdaq National Market filing fee...........................    17,500
Blue Sky fees and expenses..................................    10,000
Printing and engraving expenses.............................    50,000
Israeli Stamp Duty..........................................   145,408*
Legal fees and expenses.....................................   100,000
Accounting fees and expenses................................   100,000
Transfer agent and registrar fees and expenses..............    10,000
Miscellaneous expenses......................................    45,397
                                                              --------
  Total.....................................................  $500,000
                                                              ========

---------------
*  Payable only upon exercise of the warrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Association provide that the Registrant will indemnify any Office Holder of the Registrant as defined in the Companies Ordinance out of the assets of the Registrant against all liabilities incurred bona fide by such Office Holder in the line of his duties for the Registrant or related thereto. The Registration Rights Agreement which we entered into with Go2Net and Vulcan (filed as an exhibit to this registration statement) contains certain provisions relating to the indemnification of our directors and officers.

     In addition, the Registrant maintains insurance for its directors and officers. Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him as a result of the breach of his duty of care to the company or to another person, or as a result of the breach of his fiduciary duty to the company, to the extent that he acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he committed in connection with his serving as an Office Holder. Moreover, a company can indemnify an Office Holder for monetary liability in connection with his activities as an Office Holder. The Articles of Association of the Registrant allow the Registrant to insure and indemnify Office Holders to the fullest extent permitted by law. Pursuant to these provisions, the Registrant has in effect insurance policies in the amount of US$25 million covering its directors and officers.

     Certain members of our management team are officers of our subsidiary, Commtouch Software Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Software Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

     With respect to all proceedings other than shareholder derivative actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

     Pursuant to the terms under which the ordinary shares and the warrant were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders and any underwriter against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus is a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Exchange Act, state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by Go2Net or Vulcan Ventures, as to which the Selling Securityholders have agreed to indemnify the Company and any underwriter. The Company has also agreed indemnify the Selling Securityholders against withholding tax, tax on capital gains, dividends or other income, any transfer tax, stamp duty or similar tax, or any other form of tax, assessment or imposition imposed by the State of Israel with respect to their acquisition and subsequent sale of the ordinary shares and the warrant as well as certain other matters, including the requirement to pay additional amounts to reimburse the Selling Securityholders for any U.S. taxes on the amount of such indemnity.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since December 1996, we have sold and issued the securities listed below without registering the securities under the Securities Act of 1933, as amended. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.((a))

          (1) Between July 1997 and March 1999, we issued and sold for cash 153,093 Series C Convertible Preferred Shares at a price of $72.17 per share to 22 investors.

          (2) In April 1999, we issued Convertible Promissory Notes that have since converted into 42,081 Series D Convertible Preferred Shares. The effective price for each Series D Preferred Share was $314.56.

          (3) Concurrently with our initial public offering on July 16, 1999, in a private transaction we sold 896,057 ordinary shares to Go2Net for a purchase price of $13,333,328 and an additional 448,029 shares to Vulcan Ventures Incorporated for a purchase price of $6,666,672. The purchase price per share was $14.88, equal to the initial public offering price less the

---------------

     (a)Share figures and price-per-share figures do not reflect the twenty-for-one stock split which became effective concurrently with the initial public offering.

     underwriting discount. In addition, we issued a warrant to Go2Net to purchase 1,136,000 ordinary shares at an exercise price of $12.80 per share.

          (4) In connection with an E-mail Services Agreement dated October 27, 1999 between Commtouch's U.S. subsidiary Commtouch Software, Inc., and Microsoft Corporation, Commtouch granted Microsoft a warrant, exercisable until December 29, 1999, to purchase 707,964 of Commtouch's ordinary shares at an exercise price of $28.25 per share for an aggregate exercise price of $20,000,000. On December 29, 1999, Microsoft exercised the warrant and now holds 707,965 shares.

     We believe that each transaction listed above was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) of the Securities Act, Regulation D, promulgated under the Securities Act or Rule 701 with respect to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.1      Memorandum of Association of the Registrant.(1)
 3.2      Articles of Association of the Registrant.(1)
 4.1      Specimen Certificate of Ordinary Shares.(1)
 4.2      Amended and Restated Registration Rights Agreement dated as of April 19, 1999.(1)
 4.2.1    Amendment No. 1 to Amended and Restated Registration Rights
          Agreement dated as of December 29, 1999.
 4.3      Form of Tag-Along Rights (Right of First Refusal and
          Co-Sale) Agreement dated as of December 23, 1998.(1)
 4.4      Form of Drag-Along Letter dated as of April 15, 1999.(1)
 5.1      Opinion of Naschitz, Brandes & Co., Israeli counsel to the
          Registrant, as to certain legal matters with respect to the legality of the shares.
 5.2      Revised opinion of Naschitz, Brandes & Co., Israeli counsel to the Registrant, as to certain legal matters with respect to the legality of the shares.(4)
10.1      Registrant's 1996 CSI Stock Option Plan and forms of
          agreements thereunder.(1)
10.2      Registrant's form of Stock Option Agreement for Israeli
          Employees.(1)
10.3      Registrant's 1999 Stock Option Plan and form of agreement
          thereunder.(1)
10.4      Commtouch Software Ltd. 1999 Nonemployee Directors Stock
          Option Plan.(1)
10.5      Commtouch Software Ltd. 1999 Employee Stock Purchase Plan
          and forms thereunder.(1)
10.6      Sublease between ASCII of America, Inc. and Commtouch for
          Commtouch's offices in Santa Clara, California, dated
          December 16, 1998.(1)
10.7      Lease between DeAnza Building and Commtouch for Commtouch's offices in Sunnyvale, California, dated February 5, 1996, as amended.(1)
10.8      Form of Letter Agreement between the Registrant and U.S.
          Bancorp Piper Jaffray.(2)
10.9      Form of Customized Web-based Email Service Agreement by and between Go2Net, Inc. and the Registrant.(3)
10.9.1    Form of Share Warrant for Go2Net, Inc. to purchase ordinary shares of the Registrant.(3)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.9.2    Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the Registrant dated October 26, 1999.
10.9.3    Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the
          Registrant.
10.9.4    Lockup Agreement between the Registrant and Microsoft
          Corporation dated December 29, 1999.
10.10     Form of Share Purchase Agreement by and among the
          Registrant, Go2Net, Inc. and Vulcan Ventures
          Incorporated.(3)
10.10.1   Form of Registration Rights Agreement by and among the
          Registrant, Go2Net, Inc. and Vulcan Ventures
          Incorporated.(3)
10.10.2   Form of Letter Agreement between the Registrant and Selling
          Securityholders extending deadline for SEC registration.
21.1      Subsidiaries of the Registrant.(1)
23.1*     Consent of Kost, Forer & Gabbay, independent auditors.
23.2      Consent of Naschitz, Brandes & Co. (contained in Exhibit
          5.1. and Exhibit 5.2)
23.3      Consent of McCutchen, Doyle, Brown & Enersen, LLP.
24.1      Power of Attorney.
99.1      Press Release of the Registrant, dated July 7, 1999.(2)
99.2      Memorandum of Understanding between the Registrant, Go2Net,
          Inc. and Vulcan Ventures Incorporated, dated July 7,
          1999.(2)


-------------------------
(1) Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.

(2) Incorporated by reference to similarly numbered exhibit in Amendment No. 4 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.

(3) Incorporated by reference to similarly numbered exhibit in Amendment No. 5 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.

 *  Filed herewith; remaining exhibits previously filed.


(4) Filed with Amendment No. 1 filed on January 5, 2000.


(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule II

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on January 5, 2000.

                                      COMMTOUCH SOFTWARE LTD.

                                      By:         /s/ GIDEON MANTEL
                                         ---------------------------------------
                                                      Gideon Mantel
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                       NAME                                     TITLE                    DATE
                       ----                                     -----                    ----
                 /s/ GIDEON MANTEL                     Chief Executive Officer      January 5, 2000
---------------------------------------------------          and Director
                   Gideon Mantel                         (Principal Executive
                                                               Officer)

               /s/ JAMES E. COLLINS                    Chief Financial Officer      January 5, 2000
---------------------------------------------------      (Principal Financial
                 James E. Collins                              Officer)

                 /s/ DEVYANI PATEL                            Controller            January 5, 2000
---------------------------------------------------
                   Devyani Patel

                   /s/ AMIR LEV                                Director             January 5, 2000
---------------------------------------------------
                     Amir Lev

                  /s/ YIFTAH ATIR                              Director             January 5, 2000
---------------------------------------------------
                    Yiftah Atir

                /s/ ALLAN C. BARKAT                            Director             January 5, 2000
---------------------------------------------------
                  Allan C. Barkat

                  /s/ YAIR SAFRAI                              Director             January 5, 2000
---------------------------------------------------
                    Yair Safrai

                  /s/ YOSEPH SELA                              Director             January 5, 2000
---------------------------------------------------
                    Yoseph Sela

                  /s/ THOMAS CAMP                              Director             January 5, 2000
---------------------------------------------------
                    Thomas Camp

                       NAME                                     TITLE                    DATE
                       ----                                     -----                    ----
                /s/ RICHARD SORKIN                             Director             January 5, 2000
---------------------------------------------------
                  Richard Sorkin

               /s/ JAMES E. COLLINS                      Attorney-in-fact and       January 5, 2000
---------------------------------------------------        Authorized U.S.
                 James E. Collins                           Representative

                                 EXHIBIT INDEX


                                                                       SEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                     DESCRIPTION OF DOCUMENT                         PAGE
-------                    -----------------------                     ------------
 3.1     Memorandum of Association of the Registrant.(1)
 3.2     Articles of Association of the Registrant.(1)
 4.1     Specimen Certificate of Ordinary Shares.(1)
 4.2     Amended and Restated Registration Rights Agreement dated as of April 19, 1999.(1)
 4.2.1   Amendment No. 1 to Amended and Restated Registration Rights
         Agreement dated as of December 29, 1999.
 4.3     Form of Tag-Along Rights (Right of First Refusal and
         Co-Sale) Agreement dated as of December 23, 1998.(1)
 4.4     Form of Drag-Along Letter dated as of April 15, 1999.(1)
 5.1     Opinion of Naschitz, Brandes & Co., Israeli counsel to the
         Registrant, as to certain legal matters with respect to the legality of the shares.
 5.2     Revised opinion of Naschitz, Brandes & Co., Israeli counsel to the Registrant, as to certain legal matters with respect to the legality of the shares.(4)
10.1     Registrant's 1996 CSI Stock Option Plan and forms of
         agreements thereunder.(1)
10.2     Registrant's form of Stock Option Agreement for Israeli
         Employees.(1)
10.3     Registrant's 1999 Stock Option Plan and form of agreement
         thereunder.(1)
10.4     Commtouch Software Ltd. 1999 Nonemployee Directors Stock
         Option Plan.(1)
10.5     Commtouch Software Ltd. 1999 Employee Stock Purchase Plan
         and forms thereunder.(1)
10.6     Sublease between ASCII of America, Inc. and Commtouch for
         Commtouch's offices in Santa Clara, California, dated
         December 16, 1998.(1)
10.7     Lease between DeAnza Building and Commtouch for Commtouch's offices in Sunnyvale, California, dated February 5, 1996, as amended.(1)
10.8     Form of Letter Agreement between the Registrant and U.S.
         Bancorp Piper Jaffray.(2)
10.9     Form of Customized Web-based Email Service Agreement between
         Go2Net, Inc. and the Registrant.(3)
10.9.1   Form of Share Warrant for Go2Net, Inc. to purchase ordinary shares of the Registrant.(3)
10.9.2   Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the Registrant dated October 26, 1999.
10.9.3   Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the
         Registrant.
10.9.4   Lockup Agreement between the Registrant and Microsoft
         Corporation dated December 29, 1999.
10.10    Form of Share Purchase Agreement among the Registrant,
         Go2Net, Inc. and Vulcan Ventures Incorporated.(3)
10.10.1  Form of Registration Rights Agreement by and among the
         Registrant, Go2Net, Inc. and Vulcan Ventures
         Incorporated.(3)
10.10.2  Form of Letter Agreement between the Registrant and Selling
         Securityholders extending deadline for SEC registration.
21.1     Subsidiaries of the Registrant.(1)
23.1*    Consent of Kost, Forer & Gabbay, independent auditors.
23.2     Consent of Naschitz, Brandes & Co. (contained in Exhibit
         5.1. and Exhibit 5.2)
23.3     Consent of McCutchen, Doyle, Brown & Enersen, LLP.
24.1     Power of Attorney.

                                                                       SEQUENTIALLY
EXHIBIT                                                                  NUMBERED
NUMBER                     DESCRIPTION OF DOCUMENT                         PAGE
-------                    -----------------------                     ------------
99.1     Press Release of the Registrant, dated July 7, 1999.(2)
99.2     Memorandum of Understanding between the Registrant, Go2Net,
         Inc. and Vulcan Ventures, Incorporated, dated July 7,
         1999.(2)

-------------------------
 *  Filed herewith; remaining exhibits previously filed.

(1) Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software, Ltd., File No. 333-78531.

(2) Incorporated by reference to similarly numbered exhibit in Amendment No. 4 to Registration Statement on Form F-1 of Commtouch Software, Ltd., File No. 333-78531.

(3) Incorporated by reference to similarly numbered exhibit in Amendment No. 5 to Registration Statement on Form F-1 of Commtouch Software, Ltd., File No. 333-78531.


(4) Filed with Amendment No. 1 filed on January 5, 2000.


                                       E-2